ARHAUS ANNOUNCES NEW CHIEF OPERATING OFFICER

Boston Heights, Ohio - August 22, 2022 – Arhaus, Inc. (NASDAQ: ARHS; “Arhaus” or the “Company”), a rapidly growing lifestyle brand and omni-channel retailer of premium artisan-crafted home furnishings, announced today that Tim Kuckelman will join the Company in the new role of Chief Operating Officer at the end of September. He will report directly to John Reed, Arhaus Co-Founder and Chief Executive Officer.

Kuckelman, who has over three decades of leadership experience in retail operations and logistics, will be responsible for enhancing Arhaus’ operational capabilities across the business, overseeing Sourcing, Planning, Logistics, Customer Experience, Manufacturing and Information Technology.

“We are delighted to welcome Tim to Arhaus,” said Reed. “His proven expertise leading high growth retail with complex operations and logistics will be of immense value as we optimize our processes and continue scaling our operational capacity in our next chapter of growth.”

Kuckelman comes to Arhaus after spending the past two years at Fashionphile Group as COO, where he was responsible for establishing operational processes and controls for logistics, inventory sourcing and management, customer service and retail operations in a high growth environment. Prior to Fashionphile, Kuckelman spent over ten years at Kohl’s Department Stores in various leadership roles, most recently as Vice President, Logistics and Transportation. In that role, he optimized domestic and international transportation and logistics while achieving a best-in-class cost model.

Prior to Kohl’s, Kuckelman held roles of increasing responsibility in distribution, customer service, operations, and industrial engineering across companies such as Best Buy Co. and Gap, Inc. He holds an Industrial Engineering degree from Kansas State University and a J.D. from San Joaquin College of Law.

About Arhaus
Founded in 1986, Arhaus is a rapidly growing lifestyle brand and omni-channel retailer of premium home furnishings. Through a differentiated proprietary model that directly designs and sources products from leading manufacturers and artisans around the world, Arhaus offers an exclusive assortment of heirloom quality products that are sustainably sourced, lovingly made, and built to last. With 80 showroom and design center locations across the United States, a team of interior designers providing complimentary in-home design services, and robust online and eCommerce capabilities, Arhaus is known for innovative design, responsible sourcing, and customer service.

Investor Contact:
Wendy Watson
Arhaus SVP of Investor Relations
invest@arhaus.com

Media Contact:
Hannah Wickberg
Arhaus Head of Public Relations
press@arhaus.com